Exhibit 99.1

DatChat to Run National Marketing Campaign on Barstool Sports

NEW BRUNSWICK, N.J., Oct. 15, 2021 (GLOBE NEWSWIRE) -- DatChat, Inc. (“DatChat” or “the Company”) (NASDAQ: DATS), a communications and social media company that gives users the ability to communicate with privacy and protection, today announced a multi-channel, national marketing campaign across the Barstool Sports brand and select franchises.

DatChat is focused on building online communities through opt-in, bespoke, and resonant experiences, leveraging patented technology to create a next-generation messaging and social media platform. This campaign with Barstool Sports represents an opportunity to reach a large and unique audience dovetailing across content, engagement, and demography. Leveraging the international viewership and DatChat’s Presenting Sponsorship of various Barstool Sports franchises, the DatChat brand will be introduced to potential new user segments and is intended to help drive increased exposure in current markets.

“We believe DatChat is well-positioned to become the private social media and messaging platform of choice for the broad audiences of the Barstool Sports franchises, and we’re thrilled to be working with Barstool Sports,” said Darin Myman, founder and CEO of DatChat. “We’ve been long-time fans of the work Barstool Sports and its franchises are doing as leaders and cultural touchstones spanning multiple generations across sports and entertainment. This is a meaningful relationship for us, both as supporters of their work and as the creators of a platform which we believe is a natural fit and exciting opportunity for their audiences.”

Through this arrangement, DatChat will serve as the Presenting Sponsor for multiple Barstool Sports brands, including BFFs, Chicks in the Office, Macrodosing, Plan Bri Uncut, and Son of a Boy Dad franchises. Each franchise will include DatChat’s details and assets as the Presenting Sponsor in each show, as well as assets deployed across social media platforms and posts. DatChat will also be featured in ambient branding and product placement throughout the video content and signage. Furthermore, DatChat will sponsor Barstool Sports’ coverage of Rough N’ Rowdy 16, the Barstool Sports Arizona Bowl, Super Bowl LVI content, and select One Bite and Rundown episodes.

In addition to the marketing partnership with Barstool Sports, SJD Media & Marketing will provide infrastructure and support through the launch of DatChat’s planned national marketing campaign, offering added scale and impact.

The campaign is expected to launch this November. DatChat is available as a free download for iOS and Android.

About DatChat

DatChat Inc. is a blockchain, cybersecurity, and social media company that not only focuses on protecting privacy on personal devices, but also protects user information after it is shared with others. The DatChat Messenger & Private Social Network presents technology that allows users to change how long their messages can be viewed before or after users send them, prevents screenshots, and hides encrypted photos in plain sight on camera rolls. DatChat’s patented technology offers users a traditional texting experience while providing control and security for their messages. With DatChat Messenger, a user can decide how long their messages last on a recipient’s device, while feeling secure that, at any time, they can delete individual messages or entire message threads, making it like the conversation never happened.

About Barstool Sports

Founded in 2003 by David Portnoy, Barstool Sports is a leading digital sports, entertainment and media platform that delivers original content across blogs, podcasts, video and social media, supported by nearly 100 dedicated personalities. It benefits from its base of approximately 60 million monthly unique visitors, reaching an estimated 36% of males and 30% of females in the Millennial and Generation Z generations across the United States. In 2020, Barstool Sports  grew by approximately 57%, delivering nearly $150 million in revenue from digital and audio advertising, ecommerce, events and licensing. Barstool Sports is a strategic partner of casino operator Penn National Gaming and home to The Barstool Fund for small business relief due to the impacts of COVID-19.

www.barstoolsports.com

About SJD Media & Marketing

SJD Media & Marketing is a full-service advertising andmarketing agency with over 25 years of experience specializing in buying and planning broadcast, digital andsocial, out of home and print media.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

DatChat Press Contact:

Natalie Balladarsch
Gateway Group
Natalie@gatewayir.com
+1 (949) 574-3860

Investor Relations contact:

Alex Thompson, John Yi
Gateway Group, Inc.
(949) 574-3860
DATS@gatewayir.com